UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 27, 2015
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Investigation of Safety Culture

On August 27, 2015, the California Public Utilities Commission (“CPUC”) began a formal investigation into whether the organizational culture and governance of PG&E Corporation and its subsidiary, Pacific Gas and Electric Company (“Utility”), prioritize safety and adequately direct resources to promote accountability and achieve safety goals and standards. The CPUC directed its Safety and Enforcement Division (“SED”) to evaluate the Utility’s and PG&E Corporation’s organizational culture, governance, policies, practices, and accountability metrics in relation to the Utility’s record of operations, including its record of safety incidents. The CPUC authorized the SED to engage a consultant to assist in the SED’s investigation and the preparation of a report containing the SED’s assessment.

The CPUC stated that the initial phase of the proceeding was categorized as ratesetting because it will consider issues both of fact and policy and because the Utility and PG&E Corporation do not face the prospect of fines, penalties, or remedies in this phase. Upon completion of the consultant’s report, the assigned Commissioner will determine the scope of and next actions in the proceeding.

2017 General Rate Case

On September 1, 2015, the Utility filed its 2017 General Rate Case (“GRC”) application with the CPUC. In the 2017 GRC, the CPUC will determine the annual amount of base revenues (or “revenue requirements”) that the Utility will be authorized to collect from customers from 2017 through 2019 to recover its anticipated costs for electric distribution, natural gas distribution, and electric generation operations and to provide the Utility an opportunity to earn its authorized rate of return. (The Utility’s revenue requirements for other portions of its operations, such as electric transmission, natural gas transportation and storage services, and electricity and natural gas purchases, are authorized in other regulatory proceedings overseen by the CPUC or the Federal Energy Regulatory Commission.)

The Utility has requested an increase of $457 million in base revenues for 2017 as compared to authorized base revenues for 2016. The application states that over the 2017-2019 GRC period, the Utility plans to make average annual capital investments of approximately $4 billion in electric distribution, natural gas distribution and electric generation infrastructure, and to improve safety, reliability, and customer service. (These annual investments would be incremental to the Utility’s capital expenditures for electric and natural gas transmission infrastructure. PG&E Corporation and the Utility plan to provide forecasts of the Utility’s capital expenditures and rate base from 2016 through 2019 at an investor conference to be held during the week of September 7, 2015. The forecasts and other materials to be used at the conference will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.)

The following tables compare the requested 2017 revenue requirement amounts with the comparable revenue requirements currently authorized for 2016, by both line of business and cost category:

Line of Business: (in millions)	Amounts requested in the GRC application	Amounts currently authorized for 2016	Increase compared to currently authorized amounts
Electric distribution	$4,376	$4,213	$164
Gas distribution	1,827	1,742	85
Electric generation	2,170	1,962	208
Total revenue requirements	$8,373	$7,916	$457

Cost Category: (in millions)
Operations and maintenance	$1,833	$1,664	$169
Customer services	367	319	48
Administrative and general	978	1,011	(33)
Less: Revenue credits	(140)	(131)	(9)
Franchise fees, taxes other than income, and other adjustments	185	37	148
Depreciation (including costs of asset removal), return, and income taxes	5,150	5,016	134
Total revenue requirements	$8,373	$7,916	$457

The Utility also requested that the CPUC establish a ratemaking mechanism that would increase the Utility’s authorized revenues in 2018 and 2019, primarily to reflect increases in rate base due to capital investments in infrastructure and, to a lesser extent, anticipated increases in wages and other expenses. The Utility estimates that this mechanism would result in increases in revenue of $489 million in 2018 and an additional $390 million in 2019.

In the upcoming months, one or more CPUC administrative law judges (“ALJs”) will be assigned to oversee the GRC. The ALJs will establish a schedule for the proceeding, including public hearings, the submission of testimony by the CPUC’s Office of Ratepayer Advocates and other interested parties, and evidentiary hearings. Following the conclusion of hearings and the submission of briefs, the ALJs will issue a proposed decision for consideration by the CPUC. In its application, the Utility requested that the CPUC issue a final decision by December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

Dated: September 1, 2015	By:	LINDA Y.H. CHENG
Linda Y. H. Cheng
Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: September 1, 2015	By:	LINDA Y.H. CHENG
Linda Y.H. Cheng
Vice President, Corporate Governance and Corporate Secretary